Exhibit 99.1


     FOR IMMEDIATE RELEASE                    Contact:  J.F. Sand, Jr.
          2-21-97                                       (860) 583-7070

                BARNES GROUP ANNOUNCES PLANS FOR 3-FOR-1 SPLIT;
             DECLARES REGULAR FIRST QUARTER DIVIDEND; TO CONSIDER
              INCREASE IN SECOND QUARTER DIVIDEND AT MAY MEETING

               BRISTOL, CT, February 21 (NYSE: B) -- Barnes Group Inc. announced today that its Board of Directors has approved a three-for-one stock split of its issued common shares in the form of a 200 percent stock dividend.

               The stock split is subject to stockholder approval of an amendment to the company's charter, which, among other things, increases the authorized number of Barnes Group common shares to 60 million from the presently authorized 20 million. The charter amendment will be presented for stockholder approval at the Barnes Group annual meeting April 2, 1997 in Hartford, CT.

               If the charter amendment is approved by stockholders, the stock dividend would be paid to stockholders of record at the close of business on April 3, 1997, and would be payable on April 25, 1997. Stockholders would receive two new shares of Barnes Group common stock for each share of Barnes Group common stock owned as of the record date.

               In other business, the company declared a regular cash dividend of 45 cents per share on its common stock for the first quarter of 1997, payable March 10, 1997 to stockholders of record on February 28, 1997. As of February 4, 1997, there were
     6,669,471 common shares outstanding.

               The company also announced that the Board will consider at its May meeting an increase in the company's regular quarterly cash dividend from $.15 per share to $.167 per share on a post-split basis, or from $.45 to $.50 per share on a pre-split basis, in the second quarter.

               The Board has also authorized the repurchase of up to 500,000 shares of Barnes Group common stock on a pre-split basis, or 1.5 million shares on a post-split basis, which the company expects to use for general corporate purposes.

               Theodore E. Martin, president and chief executive officer, said the Board's decision authorizing the stock split and possible subsequent dividend increase is a reflection of the significant gain made in the company's stock price over the past 12 months and strong profit performance over the past three years. "We think our stockholders should be rewarded for their steadfast confidence in the company," Martin said, "and we look to continue our momentum in 1997 and beyond."

               Barnes Group Inc. is a $600 million diversified international company based in Bristol, Conn. It is a leading manufacturer of precision springs and complex metal components for industrial, transportation and aerospace markets, and a major distributor of repair and replacement products to the maintenance, repair and operating supplies (MRO) market.



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